Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Fresh2 Group Limited (f/k/a AnPac Bio-Medical Science Co., Ltd.) on Form S-8 (File No.333-274821, No.333-265413 and No.333-259748) and Form F-3 (File No.333-256630) of our report dated May 16, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Fresh2 Group Limited as of December 31, 2021 and for each of the two years ended December 31, 2021 appearing in the Annual Report on the Amendment No.2 to Form 20-F of Fresh2 Group Limited for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement on Form F-3.

/s/ Friedman LLP

New York, New York

March 25, 2024